Exhibit 10.10

Annual Cash Compensation of Executive Officers

Base Salaries and 2007 Bonus Payments. The executive officers of Stereotaxis, Inc. (the “Company”) have their base salaries determined yearly by the Compensation Committee (the “Committee”) of the Board of Directors. It is anticipated that such determinations will occur annually. The executive officers are all “at will” employees, and each have written employment agreements which are filed, as required, as exhibits to reports filed by the Company under the Securities Exchange Act of 1934. On February 6, 2008, the Compensation Committee determined that the 2008 annual salaries for executive officers of the Company would not increase from the 2007 amounts and that no payments would be made under the Company’s 2007 bonus program (the “2007 Program”) to the executive officers of the Company as set forth below. The 2007 Program was designed to reward the accomplishments of these officers on behalf of the Company in 2007 pursuant to and consistent with the objective of the Company’s bonus plan, as determined by the Committee. The bonus plan performance measures included operating and financial goals, including revenue, expense, regulatory accomplishments, product development, and strategic initiatives. The 2008 salaries and 2007 bonuses are summarized in the following table:

	2008 Salary	2007 Annual Bonus
Douglas Bruce Senior Vice President, Research & Development	$295,000	$—
Bevil Hogg Chief Executive Officer	$400,000	$—
Michael Kaminski President & Chief Operating Officer	$345,000	$—
James Stolze Vice President & Chief Financial Officer	$310,000	$—
Melissa Walker Senior Vice President, Regulatory, Quality & Compliance	$235,000	$—

Messrs. Hogg and Kaminski each received $12,500 during 2007 in respect of 1st quarter 2007 operating performance relative to plan.

The Company intends to provide additional information regarding other compensation awarded to the named executive officers in respect of and during the 2007 fiscal year in the proxy statement for its 2008 annual meeting of shareholders, which is expected to be filed with the Securities and Exchange Commission in April 2008.